UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2005

Foot Locker, Inc.

(Exact Name of Registrant as Specified in its Charter)

New York	1-10299	13-3513936
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

112 West 34th Street, New York, New York	10120
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 212-720-3700

Former Name/Address (Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 9, 2005 the Company entered into an employment agreement (the “Employment Agreement”) with Matthew D. Serra as Chairman of the Board, President and Chief Executive Officer. The Employment Agreement replaces the employment agreement between the Company and Mr. Serra dated January 21, 2003. A copy of the Employment Agreement is filed as Exhibit 10.1 to this report, and the description of the Employment Agreement herein is qualified in its entirety by reference to the text of the Employment Agreement.

Under the Employment Agreement, Mr. Serra will continue to serve as Chairman of the Board, President and Chief Executive Officer for a term beginning January 30, 2005 and ending January 31, 2008. Each January of the term beginning in January 2007, the term of the Employment Agreement will be extended for one additional year unless either Mr. Serra or the Board of Directors gives notice of intention not to extend the term.

The Employment Agreement continues Mr. Serra’s annual base salary of $1.5 million. Mr. Serra’s annual bonus at target is 125 percent of his base salary and his bonus at target under the Long-Term Incentive Compensation Plan for any three-year performance period is 90 percent of his base salary at the beginning of the performance period.

In accordance with the terms of the Employment Agreement, on February 9, 2005, the Stock Option Sub-Committee of the Compensation and Management Resources Committee granted to Mr. Serra the following equity awards under the Foot Locker 2003 Stock Option and Award Plan:

(i)	an award of 105,000 shares of restricted stock, which will vest in three equal annual installments, on March 15, 2006, March 15, 2007, and February 1, 2008 provided that Mr. Serra is continuously employed by the Company through the vesting dates. A copy of the Restricted Stock Agreement with regard to this award is filed as Exhibit 10.2 to this report; and

(ii)	options to purchase 115,000 shares of the Company’s common stock at the exercise price of $27.01 per share. The options become exercisable in three equal annual installments on February 9, 2006, February 9, 2007, and February 1, 2008, and expire on the tenth anniversary of the grant date. Forms of a Nonstatutory Stock Option and Award Agreement and Incentive Stock Option Award Agreement for Executive Officers were previously filed with the Company’s Form 10-Q for the quarter ended July 31, 2004.

In the event Mr. Serra’s employment is terminated by the Company without Cause, or by Mr. Serra for Good Reason, he would receive the following payments: (1) his base salary to the end of the contract term, (2) annual bonus at target prorated to his termination date, and (3) long-term bonus for the performance period ending in the year his termination occurred, prorated to his termination date. In addition, his unvested shares of restricted stock would vest. If Mr. Serra’s employment is terminated under certain circumstances following a Change in Control, he would receive the payments specified in the preceding sentence, but no less than 1.5 times the sum of his base salary and annual bonus at target. Also, Mr. Serra’s unvested shares of restricted stock and stock options would fully vest. If payments made to Mr. Serra upon the termination of his employment following a Change in Control were subject to the Excise Tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Serra would be entitled to a Gross-up Payment, as defined in the Employment Agreement.

The Employment Agreement continues the non-competition and non-solicitation provisions for two years following the termination of the agreement.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

10.1	Employment Agreement with Matthew D. Serra dated as of February 9, 2005

10.2	Restricted Stock Agreement with Matthew D. Serra dated as of February 9, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOT LOCKER, INC. (Registrant)

Date: February 11, 2005	By:	/s/ Gary M. Bahler
Senior Vice President, General Counsel and Secretary